Exhibit 99.(a)(1)(i)

To All Sypris Optionees Eligible to Participate in the Offer to Exchange:

REMINDER — If you are electing to exchange any of your Eligible Grants under the Stock Option Exchange Program, the deadline to deliver your Election Form is May 1, 2008 at 5:00 p.m. Eastern Time.

We cannot accept late submissions, and therefore we urge you to respond early to avoid any last minute problems.

Even if you are not electing to tender any of your outstanding Eligible Grants for exchange, please submit a completed Election Form indicating that you wish to keep your Eligible Grants.

If you have questions regarding the Stock Option Exchange Program, contact andrea.luescher@sypris.com or call (502) 329-2029.